UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2017

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

401 E. City Avenue, Suite 809
Bala Cynwyd, Pennsylvania		19004
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)(1) Employment Agreement - Stephen F. Fisher

Entercom Communications Corp. (the “Company”) had previously announced (in November 2016) that Stephen F. Fisher, the Company’s Executive Vice President and Chief Financial Officer, was stepping down effective February 28, 2017 upon the expiration of his then present employment agreement. In light of the Company’s pending transaction with CBS Corporation, regarding CBS Radio, the Company entered into an amendment to Mr. Fisher’s employment agreement (the “Agreement”) to extend Mr. Fisher’s service to the Company through January 31, 2018. Mr. Fisher will continue as CFO through no later than April 30, 2017. Thereafter, Mr. Fisher will provide transitional services to the Company.

The Agreement provides for a monthly salary of $55,344 for the first two months and initially $36,111 per month thereafter (which amount may increase or decrease depending on the level of services provided). The Agreement provides for a bonus of $650,000 in 2018 for services rendered during 2017 in lieu of both his annual incentive bonus and his annual equity compensation grant. In addition, Mr. Fisher is eligible to participate in benefit plans generally available to the Company’s officers.

The foregoing is a summary description of the material terms of the Agreement and by its nature is incomplete. For further information regarding the terms and conditions of the Agreement, reference is made to the complete text of the Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/s/ Andrew P. Sutor, IV
Andrew P. Sutor, IV
Senior Vice President

Dated: February 28, 2017